MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MAA APPOINTS WILLIAM B. SANSOM TO BOARD OF DIRECTORS

Memphis, Tenn., December 4, 2006: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that the Company’s Board of Directors has elected William B. Sansom to serve as a director and as a member of the Board’s Nominating and Corporate Governance, and Compensation Committees.

Mr. Sansom is the Chairman of the Board and Chief Executive Officer of The H.T. Hackney Co., a wholesale distribution company headquartered in Knoxville, Tennessee. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981, and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. In 2006, Mr. Sansom was named the Chairman of the Board of the Tennessee Valley Authority. Mr. Sansom also serves on the Boards of Directors of Astec Industries, Inc., and First Horizon National Corporation.

Ralph Horn, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of the Company stated, “Bill Sansom’s extensive business experience and strong background as a director of publicly owned companies will be a valuable addition to our board and support to the Company in the years to come.”

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 40,293 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or call (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.